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Exhibit 99.1

FIRST AMENDMENT TO 1999 STOCK COMPENSATION PROGRAM

        This FIRST AMENDMENT TO 1999 STOCK COMPENSATION PROGRAM (this "Amendment"), dated as of March 14, 2002 to the Station Casinos, Inc. 1999 Stock Compensation Program (the "Program") is made by the Board of Directors (the "Board") of Station Casinos, Inc., a Nevada corporation (the "Company"), pursuant to a resolution of the Board at its March 14, 2002 meeting.

        WHEREAS, the Company, effective December 7, 1999, established the Program for the benefit of certain officers and employees of the Company and its subsidiaries who will be or are responsible for the future growth of the Company;

        WHEREAS, pursuant to Article 7 of the Program the Board or a committee appointed by the Board (the "Committee"), subject to certain limitations, has the reserved right to amend the Program at any time and from time to time;

        WHEREAS, on July 17, 2000 the Company's three-for-two stock split became effective increasing the maximum number of shares authorized under the 1999 Stock Compensation Program set forth in Article 3 from 1,000,000 to 1,500,000;

        WHEREAS, the Board has determined to amend the Program to increase the aggregate number of shares of common stock to be subject to the 1999 Stock Compensation Program from a maximum of 1,500,000 to a maximum of 2,500,000.

        WHEREAS, the Board has approved and adopted this Amendment.

        WHEREAS, the Board of Directors of the Company has authorized certain officers and directors of the Company to execute this Amendment on its behalf;

        NOW THEREFORE, the Program shall be amended as follows:

        1.    The first sentence of Article 3 of the Program is hereby replaced in its entirety by the following:

  "The maximum aggregate number of shares of Common Stock subject to the Program shall be 2,500,000 shares."

        2.    Except as expressly amended by this Amendment, the terms and provisions of the Program shall remain in effect as they were in effect immediately prior to the date hereof.

        3.    All amendments made herein shall be effective as of the date hereof.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer of the Company.

STATION CASINOS, INC.

By:	/s/ GLENN CHRISTENSON Glenn Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Treasurer and Director

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  Exhibit 99.1
FIRST AMENDMENT TO 1999 STOCK COMPENSATION PROGRAM